Exhibit (g)(2)

FOREIGN CUSTODY MANAGER AGREEMENT

AGREEMENT made as of July 15, 2013 by and between Sequoia Fund, Inc. (the “Fund”) and The Bank of New York Mellon (“BNY”).

W I T N E S S E T H:

WHEREAS, the Fund desires to appoint BNY as a Foreign Custody Manager on the terms and conditions contained herein;

WHEREAS, BNY desires to serve as a Foreign Custody Manager and perform the duties set forth herein on the terms and conditions contained herein;

NOW THEREFORE, in consideration of the mutual promises hereinafter contained in this Agreement, the Fund and BNY hereby agree as follows:

ARTICLE I.
DEFINITIONS

Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

1. “Board” shall mean the board of directors of the Fund.

2. “Eligible Foreign Custodian” shall have the meaning provided in the Rule.

3. “Foreign Assets” shall have the meaning provided in the Rule.

4. “Monitoring System” shall mean a system established by BNY to fulfill the Responsibilities specified in clauses (d) and (e) of Section 1 of Article III of this Agreement.

5. “Responsibilities” shall mean the responsibilities delegated to BNY under the Rule as a Foreign Custody Manager with respect to each Specified Country and each Eligible Foreign Custodian selected by BNY, as such responsibilities are more fully described in Article III of this Agreement.

6. “Rule” shall mean Rule 17f-5 under the Investment Company Act of 1940, as amended.

7. “Specified Country” shall mean each country listed on Schedule I attached hereto and each country, other than the United States, constituting the primary market for a security with respect to which the Fund has given settlement instructions to The Bank of New York Mellon as custodian (the “Custodian”) under the Amended and Restated Custody Agreement between Sequoia Fund, Inc. and the Bank of New York Mellon, dated as of May __, 2013 (“Custody Agreement”).

ARTICLE II.
BNY AS A FOREIGN CUSTODY MANAGER

1. The Fund pursuant to resolutions adopted by the Board hereby delegates to BNY with respect to each Specified Country the Responsibilities.

2. BNY accepts the Board’s delegation of Responsibilities with respect to each Specified Country and agrees in performing the Responsibilities as a Foreign Custody Manager to exercise reasonable care, prudence and diligence such as a person having responsibility for the safekeeping of the Fund’s assets would exercise.

3. BNY shall provide to the Board at such times as the Board deems reasonable and appropriate based on the circumstances of the Fund’s foreign custody arrangements, but in no event less than quarterly, written reports notifying the Board of the placement of assets of the Fund with a particular Eligible Foreign Custodian within a Specified Country and, as promptly as practicable under the circumstances, notify the Board of any material change in the arrangements (including the contract governing such arrangements) with respect to assets of the Fund with any such Eligible Foreign Custodian.

ARTICLE III.
RESPONSIBILITIES

1. Subject to the provisions of this Agreement, BNY shall with respect to each Specified Country select an Eligible Foreign Custodian to serve as foreign custodian and place and maintain the Fund’s Foreign Assets with such Eligible Foreign Custodian. In connection therewith, BNY shall: (a) determine that assets of the Fund held by such Eligible Foreign Custodian will be subject to reasonable care, based on the standards applicable to custodians in the relevant market in which such Eligible Foreign Custodian operates, after considering all factors relevant to the safekeeping of such assets, including, without limitation, those contained in paragraph (c)(1) of the Rule; (b) determine that the Fund’s foreign custody arrangements with each Eligible Foreign Custodian are governed by a written contract with the Custodian which will provide reasonable care for the Fund’s assets based on the standards specified in paragraph (c)(1) of the Rule; (c) determine that each contract with an Eligible Foreign Custodian shall include the provisions specified in paragraph (c)(2)(i)(A) through (F) of the Rule or, alternatively, in lieu of any or all of such (c)(2)(i)(A) through (F) provisions, such other provisions as BNY determines will provide, in their entirety, the same or a greater level of care and protection for the assets of the Fund as such specified provisions; (d) monitor pursuant to the Monitoring System the appropriateness of maintaining the assets of the Fund with a particular Eligible Foreign Custodian pursuant to paragraph (c)(1) of the Rule and the performance of the contract governing such arrangement; and (e) as promptly as practicable under the circumstances advise the Fund whenever BNY determines under the Monitoring System that an arrangement (including, any material change in the contract governing such arrangement) described in preceding clause (d) no longer meets the requirements of the Rule and, in such case, BNY shall, in consultation with the Board, arrange for the withdrawal of the assets from the applicable Eligible Foreign Custodian as promptly as practicable under the circumstances.

2. For purposes of Section 1 of this Article, BNY’s determination of appropriateness shall not include, nor be deemed to include, any evaluation of Country Risks associated with investment in a particular country. For purposes hereof, “Country Risks” shall mean systemic risks of holding assets in a particular country including but not limited to (a) an Eligible Foreign Custodian’s use of any depositories that act as or operate a system or a transnational system for the central handling of securities or any equivalent book-entries; (b) such country’s financial infrastructure; (c) such country’s prevailing custody and settlement practices; (d) nationalization, expropriation or other governmental actions; (e) regulation of the banking or securities industry; (f) currency controls, restrictions, devaluations or fluctuations; and (g) market conditions which affect the orderly execution of securities transactions or affect the value of securities.

ARTICLE IV.
REPRESENTATIONS AND ADDITIONAL COVENANTS

1. The Fund hereby represents that: (a) this Agreement has been duly authorized, executed and delivered by the Fund, constitutes a valid and legally binding obligation of the Fund enforceable in accordance with its terms, and no statute, regulation, rule, order, judgment or contract binding on the Fund prohibits the Fund’s execution or performance of this Agreement; (b) this Agreement has been approved and ratified by the Board at a meeting duly called and at which a quorum was at all times present; and (c) the Board or the Fund’s investment adviser has considered the Country Risks associated with investment in each Specified Country and will have considered such risks prior to any settlement instructions being given to the Custodian with respect to any other country.

2. BNY hereby represents that: (a) BNY is duly organized and existing under the laws of the State of New York, with full power to carry on its businesses as now conducted, and to enter into this Agreement and to perform its obligations hereunder; (b) this Agreement has been duly authorized, executed and delivered by BNY, constitutes a valid and legally binding obligation of BNY enforceable in accordance with its terms, and no statute, regulation, rule, order, judgment or contract binding on BNY prohibits BNY’s execution or performance of this Agreement; (c) BNY has established the Monitoring System; and (d) it is a U.S. Bank as defined in the Rule.

ARTICLE V.
CONCERNING BNY

1. BNY shall not be liable for any costs, expenses, damages, liabilities or claims sustained or incurred by, or asserted against, the Fund except to the extent the same arises out of the failure of BNY to exercise the care, prudence and diligence required by Section 2 of Article II hereof or a breach by BNY of its representations, warranties or covenants contained herein. In no event shall BNY be liable to the Fund, the Board or any third party for special, indirect or consequential damages, or for lost profits or loss of business, arising in connection with this Agreement.

2. The Fund shall indemnify BNY and hold it harmless from and against any and all costs, expenses, damages, liabilities and claims, including attorneys’ and accountants’ fees, sustained or incurred by, or asserted against, BNY by reason or as a result of any action or inaction, or arising out of BNY’s performance hereunder; provided that the Fund shall not be required to indemnify or hold harmless BNY from or against any such cost, expense, damage, liability or claim to the extent the same arises out of BNY’s failure to exercise the reasonable care, prudence and diligence required by Section 2 of Article II hereof or BNY’s breach of its representations, warranties or covenants herein. The terms of this provision shall survive termination of this Agreement.

3. BNY shall indemnify the Fund and hold it harmless from and against any and all losses, costs, expenses, damages, liabilities and claims, including attorneys’ and accountants’ fees, sustained or incurred by, or asserted against, the Fund by reason or as a result of BNY’s negligence, willful misconduct, lack of good faith or failure to exercise the standard of care set forth herein in performing its duties and obligations under this Agreement, in all instances with such determinations having been made finally by an arbiter of competent jurisdiction. The terms of this provision shall survive termination of this Agreement.

4. For its services hereunder, the Fund agrees to pay to BNY such compensation and out-of-pocket expenses as set forth in writing between the parties from time to time.

5. In no event shall BNY be liable for any Country Risks associated with investments in a particular country.

ARTICLE VI.
MISCELLANEOUS

1. This Agreement constitutes the entire agreement between the Fund and BNY as a foreign custody manager, and no provision in the Custody Agreement between the Fund and the Custodian shall affect the duties and obligations of BNY hereunder, except as provided in Section 8 below, nor shall any provision in this Agreement affect the duties or obligations of the Custodian under the Custody Agreement.

2. Any notice or other instrument in writing, authorized or required by this Agreement to be given to BNY, shall be sufficiently given if received by it at its offices at One Wall Street, 25th Floor, New York, New York 10286, or at such other place as BNY may from time to time designate in writing. All notices shall be effective upon receipt.

3. Any notice or other instrument in writing, authorized or required by this Agreement to be given to the Fund shall be sufficiently given if received by it at its offices at 767 Fifth Avenue, Suite 4701, New York, New York 10153, or at such other place as the Fund may from time to time designate in writing. All notices shall be effective upon receipt.

4. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected thereby. This Agreement may not be amended or modified in any manner except by a written agreement executed by both parties. This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided however, that this Agreement shall not be assignable by either party without the written consent of the other.

5. This Agreement shall be construed in accordance with the substantive laws of the State of New York, without regard to conflicts of laws principles thereof. The Fund and BNY hereby consent to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder. Each party hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any such proceeding brought in such a court and any claim that such proceeding brought in such a court has been brought in an inconvenient forum. Each party hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or relating to this Agreement.

6. The parties hereto agree that in performing hereunder, BNY is acting solely on behalf of the Fund and no contractual or service relationship shall be deemed to be established hereby between BNY and any other person by reason of this Agreement.

7. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

8. This Agreement shall terminate simultaneously with the termination of the Custody Agreement, and may otherwise be terminated by either party giving to the other party a notice in writing specifying the date of such termination, which shall be not less than ninety (90) days after the date of such notice.

9. BNY agrees that, except as required by law, BNY will keep confidential all records and information in its possession relating to the Fund (“Fund Confidential Information”), will not disclose Fund Confidential Information to any person except at the request or with the consent of the Fund and will not use Fund Confidential Information except to perform its obligations under this Agreement. Fund Confidential Information shall include, but not be limited to, portfolio holdings and transaction counterparties.

BNY hereby represents and warrants it has implemented measures reasonably designed to safeguard Fund Confidential Information.

BNY acknowledges and agrees that the unauthorized use or disclosure of Fund Confidential Information may result in immediate and irreparable injury to the Trust, the Fund, or to an affiliate thereof, for which monetary damages may not be adequate. Therefore, in the event that BNY or any subcontractor or any employee of BNY, or of any subcontractor, uses or discloses Fund Confidential Information in breach of BNY’s obligations under this Agreement, or in the Fund’s good faith opinion any such party is likely to use or disclose Fund Confidential Information in breach of the BNY’S obligations under this Agreement, then the Fund shall, in addition to any other rights it may have under this Agreement or in law, be entitled to equitable relief, including, but not limited to, temporary and permanent injunctive relief and specific performance. In addition, BNY agrees that the Fund shall be entitled to recover any pecuniary gain realized by BNY from the unauthorized use or disclosure of any Fund Confidential Information.

The term “Fund Confidential Information” does not include information which: (1) becomes generally available to the public other than as a result of a disclosure by BNY, (2) was available to BNY on a non-confidential basis prior to its disclosure by the Trust or its agents except, as the Trust may reasonably request BNY to maintain such information as Fund Confidential Information, to the extent BNY so agrees to such request, and (3) becomes available to BNY on a non-confidential basis from a source other than the Trust; provided, however, that such source is not known by BNY to be bound by a confidentially agreement with the Trust.

Notwithstanding the foregoing, BNY may disclose Fund Confidential Information (a) to its and its affiliates’ directors, officers, employees and agents, including accountants and legal counsel (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Fund Confidential Information and instructed to keep such Fund Confidential Information confidential), (b) to the extend requested by any regulatory or governmental authority or required by any law or regulation, (c) to the extent required by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of any of its rights or obligations under this Agreement, provided that each such person agrees to maintain the confidentiality of such information on the terms set forth in this Section, or (f) with the consent of the Trust.

BNY may use Fund Confidential Information in the ordinary course of business to provide information based products and services to clients generally, including without limitation, (i) analyses of market trends and trading volumes, (ii) indices and analytic and measurement tools, and (iii) information memoranda and ‘white papers’; provided that, in all cases, information will be without attribution to the Trust or the Funds and only in an aggregated form anonymously compiled with other clients’ or third parties’ data.

IN WITNESS WHEREOF, the Fund and BNY have caused this Agreement to be executed by their respective officers, thereunto duly authorized, as of the date first above written.

SEQUOIA FUND, INC.

By:

Title:

THE BANK OF NEW YORK MELLON

By:

Title:

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